Articles of Incorporation



Article #1:    The name of this Corporation is:

               Drew Resources, Inc.

Article  #2:     The name and address of the Resident  Agent

is:

               Paracorp Incorporated
               318 N. Carson St., #208
               Carson City, NV  89701

Article #3:     The  type  of business is to engage  in  any
          lawful activity for which a corporation may be duly organized under the General Corporation Law of Nevada.

Article   #4:     The  total  authorized  capital   of   the
corporation is:

               50,000,000 Common shares at .001
                1,000,000 Preferred shares at .001

Article #5:    The governing board of the corporation is One
          director(s).   The  number  of  directors  may  be
          changed by the board. The director's name and address is as follows:

               Shane Lowry
               #3-1924 Whyte Avenue
               Vancouver, BC V6J 1B3

Article #6:    All shares are non-assessable at this time.

Article #7:      The  liability  of  the  directors  of  the
          corporation   for   monetary  damages   shall   be
          eliminated to the fullest extent permissible under Nevada Law.

Article #8:     The  corporation is authorized to  indemnify
          the directors and officers of the corporation to the fullest extent permissible under Nevada Law.

Article #9:      The   corporation  shall   have   perpetual
          existence.

Article #10:    The name and address of the incorporator  is
          as follows:

          Michele Calkins
          c/o Paracorp Incorporated
          318 N. Carson St., #208
          Carson City, NV  89701

                              Signature:/s/ Michele Calkins